Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Orchid BioSciences, Inc.

(609) 750-2200

Michael E. Spicer

Chief Financial Officer

Tracy J. Henrikson

Director, Corporate Communications

ORCHID BIOSCIENCES, INC. REPORTS

THIRD QUARTER 2003 FINANCIAL RESULTS

PRINCETON, N.J., Nov. 6, 2003 – Orchid BioSciences, Inc. (Nasdaq: ORCH) today reported financial results for its third quarter ended September 30, 2003.

Identity profiling service revenues, which include Orchid’s core businesses in paternity, forensic and public health DNA testing, were $11.8 million for the third quarter of 2003 and $36.5 million for the nine months ended September 30, 2003, compared to $11.4 million and $32.3 million for the corresponding periods in 2002, respectively. Total revenues were $11.8 million for the third quarter of 2003 and $36.9 million for the nine months ended September 30, 2003, compared to $13.3 million and $37.4 million for the comparable periods in 2002, respectively. Total revenues during 2002 include Orchid’s Life Sciences product business which was sold in December, 2002. The results of continuing operations for both 2003 and 2002 exclude the revenues and operating expenses of the Company’s discontinued Orchid Diagnostics business unit, which Orchid recently announced it has agreed to sell to Tepnel Life Sciences PLC.

During the third quarter of 2003, Orchid experienced continued delays in the release of U.S. federal National Institute of Justice (NIJ) funds to the states for forensic testing by private laboratories such as Orchid Cellmark. These delays had an adverse effect on Orchid’s revenues in 2003, as state and local governments have delayed issuing new contracts in anticipation of the expected new funding.

“The third quarter was impacted by continued delays in the U.S. federal funding cycles that adversely affected our DNA forensics revenues,” said Paul J. Kelly, M.D., chief executive officer of Orchid. “However, I am pleased to report that several million dollars in fiscal year 2003 NIJ funding is now in the process of being released, and we have secured a number of new contracts in each of our businesses since the start of the fourth quarter. Additionally, Orchid secured important new relationships during the third quarter, as exemplified by our major contract with the London Metropolitan Police Service, and made headway in our efforts to pursue growing areas such as immigration testing and international markets as illustrated by the Guatemalan adoption and Norwegian testing contracts we were awarded. We remain confident in our expectation that we will achieve our guidance of top-line revenues of approximately $50 million this year.”

Dr. Kelly continued, “We achieved an important milestone last week when we reached an agreement for the sale of our Orchid Diagnostics business. Upon the completion of this divestiture, we believe we will be in an improved position to further optimize our operations and focus on strengthening our market leading position in specific higher growth genetic testing markets.”

Orchid experienced an increase in cost of services in the third quarter of 2003. This increase in cost of services primarily reflects additions to operational resources to support contracts recently secured or anticipated to be secured in the near-term. Primarily, the Company increased its resources in its U.K. operations to support the recently awarded London Metropolitan Police Service contract and to support the Company’s growing scrapie genotyping business. Additionally, similar expenses were incurred in Orchid’s U.S. forensics operations in anticipation of NIJ-funded contracts. Orchid expects these investments made during the quarter will provide it with sufficient resources for these and other new contracts, and the Company anticipates its cost of services as a percentage of revenues will decrease as service volumes increase with the addition of new contracts.

Total marketing and sales, general and administrative and research and development expenses were $7.1 million for the third quarter of 2003 and $24.5 million for the nine months ended September 30, 2003, compared to $15.5 million and $46.2 million for the comparable periods in 2002, decreases of approximately 54% and 47%, respectively. The decrease in total marketing and sales, general and administrative and research and development expenses is a result of Orchid’s strategic refocusing, which included the impact of restructuring efforts, as well as the divesture of the Orchid Life Sciences SNP genotyping instrumentation business and the strategic realignment of the Orchid GeneShield business, both of which were responsible for the majority of the research and development expenses in prior years. Included in general and administrative expenses for the quarter and nine months ended September 30, 2003 are consulting fees of $0.7 million and $2.4 million, respectively, related to financing activities and prospective restructuring efforts.

During the third quarter of 2003, Orchid recognized other income of approximately $1.4 million related to a favorable patent renegotiation. The Company’s future obligation regarding this patent was reduced from $2.4 million to $1.0 million, of which $0.4 million was paid out on the date of execution of the renegotiation.

Operating losses for the quarter and nine months ended September 30, 2003 have significantly decreased from the comparable periods in 2002. Orchid reported a loss from continuing operations of $2.8 million, or $0.06 per share allocable to common stockholders for the third quarter of 2003, compared to $19.7 million, or $0.35 per share, for the comparable period in 2002. For the nine months ended September 30, 2003, the Company reported a loss from continuing operations of $12.4 million, or $0.25 per share allocable to common stockholders, compared to $43.3 million, or $0.81 per share, for the comparable period in 2002.

Orchid reported a net loss allocable to common stockholders of $5.0 million, or $0.08 per share, for the third quarter of 2003, compared to $22.3 million, or $0.40 per share, for the comparable period in 2002. For the nine months ended September 30, 2003, Orchid reported a net loss allocable to common stockholders of $20.2 million, or $0.34 per share, compared to $45.0 million, or $0.84 per share, for the comparable period in 2002. The net loss allocable to common shareholders for these periods includes the loss from continuing operations, the loss from discontinued operations, and equity-related charges.

At September 30, 2003, cash and cash equivalents, including the short and long-term portion of restricted cash of $3.4 million, totaled $14.2 million. Cash burn for the third quarter of 2003 was $4.9 million, which included $0.9 million in investments related to an expansion of Orchid’s European operations to accommodate its growing forensics business; $0.4 million related to a favorable patent obligation renegotiation; $0.8 million in long-term debt payments; and $2.7 million related to cash outflows from operations. Included in the cash outflows from operations for the third quarter of 2003 are $2.4 million in payments of accrued expenses.

“We continued to make good progress in the third quarter decreasing our general and administrative and research and development expenses and also paying down accrued expenses and long-term debt,” said Michael E. Spicer, vice president of finance and chief financial officer of Orchid. “We are particularly pleased with the significant reduction in quarterly operating loss compared to the third quarter last year. We intend to continue to aggressively control costs and manage our cash as we near positive cash flow from operations and strive to achieve sustainable bottom-line profitability with strong growth prospects.”

Outlook

Orchid reiterated its expectation to record top-line revenues for the full year of 2003 of approximately $50 million. Additionally, the Company anticipates that it can achieve sustainable positive cash flows from operations in the first half of 2004. Orchid reiterated its expectation of achieving operating profitability by the end of the fourth quarter of 2003, partly as the result of royalty revenues expected to be recognized during the quarter. Because operating profitability includes non-cash expenses such as amortization, Orchid will focus on cash flows from operations as the more relevant measure of cash self-sufficiency going forward. Orchid expects an unrestricted cash balance of between $11 million and $13 million at the end of 2003, with the inclusion of $4.3 million in cash proceeds anticipated from the sale of Orchid Diagnostics before the end of the fourth quarter.

Recent Highlights

•	Last week, Orchid signed a definitive agreement for the sale of the assets of its Orchid Diagnostics unit which provides systems, consumables and services for HLA testing for organ transplantation matching, tests for cystic fibrosis genetic screening and certain related support services to Tepnel Life Sciences for $4.3 million in cash plus the assumption of certain liabilities. The transaction is expected to close before the end of 2003.

•	In August, Orchid’s European Cellmark business was selected by London’s Metropolitan Police Service to provide scene-of-crime forensic DNA testing services. The multi-year contract is expected to generate the equivalent of several million dollars U.S. annually in revenue for Orchid. The Metropolitan Police Service, headquartered at New Scotland Yard, London, is the U.K.’s largest police force and is responsible for approximately 20% of all forensic testing in England and Wales.

•	Orchid’s Cellmark facility in Nashville, Tennessee has received accreditation under ISO Standard 17025. Orchid Cellmark is the first full-service private forensic DNA testing laboratory to receive this accreditation in the U.S.

Conference Call Information

A conference call with Orchid management will be held on Thursday, November 6, 2003 at 10:00 am ET. To listen to the conference call, please dial 1-973-694-6836 and ask for the Orchid Conference Call. To listen to the live or archived webcast via the Internet, please visit the Investors section of Orchid’s web site, www.orchid.com.

About Orchid BioSciences

Orchid BioSciences is the leading provider of identity genomics services for the forensic and paternity DNA testing markets and for public health DNA testing for food safety. Orchid’s market leading positions in these segments leverage the Company’s accredited laboratories in the U.S. and U.K., its innovative genetic analysis technologies and expertise, and the world-renowned Cellmark and

GeneScreen brands that have been associated with exceptional quality, reliability, innovation and customer service for nearly two decades. More information on Orchid can be found at www.orchid.com.

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding: the expected timing of the release of NIJ funding; the expectation that we will achieve our guidance of top-line revenues of approximately $50 million this year; the expectation that additions to operational resources made during the quarter will provide Orchid with sufficient resources for its contracts; the belief Orchid will be in an improved position to further optimize its operations and focus in strengthening its market leading position in specific higher growth genetic test markets; the intention to continue to aggressively control costs and manage our cash as it near positive cash flow from operations and strive to achieve sustainable bottom-line profitability; the expected top-line revenues for the full year of 2003 of approximately $50 million; the anticipation that Orchid can achieve sustainable positive cash flows from operations in the first half of 2004; the expectation of achieving operating profitability by the end of the fourth quarter of 2003; the plan to focus on cash flows from operations as the more relevant measure of cash self-sufficiency going forward; the expectation of an unrestricted cash balance of between $11 million and $13 million at the end of 2003, with the inclusion of $4.3 million in cash proceeds anticipated from the sale of Orchid Diagnostics before the end of the fourth quarter; the expected timing of closing the sale of Orchid Diagnostics and the expected amount of revenues to be generated by the multi-year contract with London’s Metropolitan Police Service. These risks and other additional factors affecting Orchid’s business are discussed under the headings “Risks Related to Our Business,” “Risks Related to the Biotechnology Industry” and “Risks Associated with Our Common Stock” in Orchid’s Annual Report on Form 10-K for the year ended December 31, 2002, and Orchid’s Registration Statement on Form S-3 and the prospectus contained therein dated June 6, 2003, each as filed with the Securities and Exchange Commission, and in other filings made by Orchid with the Securities and Exchange Commission from time to time. Orchid expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Orchid’s expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based, except as may be required by law.

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ORCHID BIOSCIENCES, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

Three and nine months ended September 30, 2003 and 2002

(In thousands, except share and per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Revenues:
Product revenues	—	$886	—	$1,810
Service revenues	11,756	11,809	36,541	33,707
Other revenues	77	648	394	1,911

Total revenues	11,833	13,343	36,935	37,428

Operating expenses:
Cost of product revenues	—	1,283	—	1,628
Cost of service revenues	7,713	6,172	21,363	19,156
Research and development	552	6,836	2,726	17,298
Marketing and sales	1,123	1,929	4,692	6,526
General and administrative	5,422	6,699	17,047	22,380
Impairment of assets	—	6,061	837	6,061
Restructuring	(72)	2,279	(155)	4,209
Amortization of deferred compensation	300	878	1,281	1,985
Amortization of intangible assets	452	721	1,360	2,237

Total operating expenses	15,490	32,858	49,151	81,480

Operating loss	(3,657)	(19,515)	(12,216)	(44,052)

Total other income, net	1,393	(165)	1,446	(140)

Loss from continuing operations before income taxes	(2,264)	(19,680)	(10,770)	(44,192)

Income tax (expense)/benefit	(549)	—	(1,609)	894

Loss from continuing operations	(2,813)	(19,680)	(12,379)	(43,298)

Discontinued operations:
Income/(loss) from operations of a business held for sale	(1,028)	(2,599)	(5,210)	(1,718)

Net loss	(3,841)	(22,279)	(17,589)	(45,016)
Dividends to Series A Preferred Shareholders	(196)	—	(440)	—
Accretion of Series A Preferred Stock discount resulting from conversions	(957)	—	(1,428)	—
Beneficial conversion feature of redeemable preferred stock	—	—	(744)	—

Net loss allocable to common stockholders	$(4,994)	$(22,279)	$(20,201)	$(45,016)

Basic and diluted loss from continuing operations per share allocable to common stockholders	$(0.06)	$(0.35)	$(0.25)	$(0.81)

Basic and diluted income/(loss) from discontinued operations per share	$(0.02)	$(0.05)	$(0.09)	$(0.03)

Basic and diluted net loss per share allocable to common stockholders	$(0.08)	$(0.40)	$(0.34)	$(0.84)

Shares used in computing basic and diluted net loss per share allocable to common stockholders	64,979,132	55,530,230	59,229,193	53,415,183

Orchid BioSciences, Inc.

Condensed Consolidated Balance Sheets (in 000s)

(unaudited)

	September 30, 2003	December 31, 2002
Assets:
Current Assets
Cash and cash equivalents	$10,779	$9,985
Restricted cash	1,900	1,522
Accounts receivable, net	8,833	10,716
Inventory	1,064	944
Prepaid and other current assets	1,734	1,623
Assets of a business component held for sale	6,520	10,497

Total current assets	30,830	35,287

Fixed assets, net	11,190	13,244

Other assets
Goodwill, net	2,598	3,072
Intangible assets, net	15,287	16,585
Restricted cash	1,485	1,863
Other assets	513	383

Total other assets	19,883	21,903

Total assets	$61,903	$70,434

Liabilities and Stockholders' Equity:

Accounts payable	$4,083	$3,405
Accrued expenses	8,981	9,758
Current portion of long-term debt	2,429	8,510
Deferred revenue	2,565	1,642
Liabilities of a business component held for sale	2,370	2,497

Total current liabilities	20,428	25,812

Long Term Liabilities
Long term debt	492	2,299
Long term portion of restructuring	655	1,919
Other liabilities	466	1,711

Total long term liabilities	1,613	5,929

Redeemable Convertible Preferred Stock (a)	8,067	—

Total stockholders' equity	31,795	38,693

Total Liabilities and Stockholders' Equity	$61,903	$70,434

(a)	1,041 units issued and outstanding as of September 30, 2003 with a stated value of $10,000 per unit. Each unit is redeemable upon certain events at up to 125% of the stated value, or $12,500 per unit. As of November 5, 2003, an additional 174 units had been converted, reducing the total units issued and outstanding to 867 units.